NEWS

Contact: Steve Kraus, (608) 252-7907

MGE Energy Reports First-Quarter Results

Madison, Wisconsin, April 30, 2004--MGE Energy, Inc. (Nasdaq: MGEE) today reports first-quarter net income of $13.6 million or 74 cents per share compared to $9.4 million or 53 cents per share last year. MGE Energy's operations are primarily based on its utility subsidiary, Madison Gas and Electric Company (MGE).

MGE's electric retail sales grew 3.2% and electric revenues were up $3.8 million in the first quarter. MGE's gas revenues were up $2.3 million despite a 5.1% decrease in retail gas deliveries. The average rate per therm was 9.3% higher for the first quarter of 2004 compared to last year. MGE does not benefit from higher costs of gas. Any increases or decreases in gas costs from suppliers are passed on to customers through a purchased gas adjustment clause.

Operations and maintenance expenses increased $0.6 million in the first quarter mainly due to higher uncollectible accounts ($0.4 million) and increased maintenance costs for electric distribution ($0.2 million). Depreciation expenses were up $0.3 million for the quarter due to the increase in electric and gas assets.

Other income increased $0.7 million in the first quarter of 2004 primarily due to a gain on the sale of some real estate property.

MGE Energy is a public utility holding company. Its principal subsidiary, MGE, generates and distributes electricity to nearly 132,000 customers in Dane County, Wisconsin, and purchases and distributes natural gas to more than 129,000 customers in seven south-central and western Wisconsin counties. MGE has served the Madison area since 1896.

MGE Energy Inc.
(In thousands, except per-share amounts)
(Unaudited)

	2004	2003
Three Months Ended March 31
Operating revenue	$135,281	$128,494
Operating income	$23,825	$17,451
Net income	$13,644	$9,375
Earnings per share (basic and diluted)	$0.74	$0.53
Average shares outstanding (basic and diluted)	18,426	17,633

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